ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                         BROOKFIELD INTERNATIONAL, INC.

                                      AND

                         BROOKFIELD ATHLETIC CO., INC.



                                 JUNE 27, 1997




                            ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT (this "Agreement") dated June 27, 1997 by and between BROOKFIELD INTERNATIONAL, INC., a Delaware corporation (the "Buyer"), and BROOKFIELD ATHLETIC CO., INC., a Massachusetts corporation (the "Seller").

     WHEREAS, the Seller is engaged in the business of manufacturing and selling the recreational sports products identified on Exhibit A hereto (the "Products", such business being herein the "Brookfield Business"); and

     WHEREAS, the Buyer desires to purchase from the Seller and the Seller desires to sell to the Buyer substantially all of the assets constituting the Brookfield Business as a going concern; and

     WHEREAS, simultaneously herewith, the parties are entering into a Transitional Services Agreement in the form attached hereto as Exhibit B pursuant to which the Seller is agreeing to provide certain services, all as more fully set forth therein (the "Transitional Services Agreement").

     NOW, THEREFORE, in consideration of the foregoing and the respective repre-sentations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I.

                          PURCHASE AND SALE OF ASSETS

          1.1. Purchase and Sale of Assets. At the Closing (as hereinafter defined), the Seller shall sell, transfer, assign and deliver to the Buyer, and the Buyer shall purchase, accept, assume and receive, all of the Seller's right, title and interest in, to or arising from the assets comprising the Brookfield Business, including, without limitation, the following assets, but excluding the Excluded Assets as defined below (all such assets, other than the Excluded Assets, being the "Purchased Assets"):

          (a) All finished goods, including goods in transit, all work-in-process, packaging materials and raw materials used exclusively in the Brookfield Business (the "Inventory");

          (b) The trademarks "Brookfield", "Easy Rollers", "Canadian Flyer" and all other trademarks, trade dress, trade names, brand names, service marks, logos, logotypes, packaging style and symbols which are or have been used primarily in respect of the Products, other than the Excluded Marks (as defined below), together with the goodwill associated therewith, any registrations associated therewith, including any applications, renewals, modifications or extensions (collectively, "Registrations"), all copyrights and slogans, and any registrations associated therewith that are or have been used primarily by the Seller or any predecessor owner, or are under development, in the manufacture, promotion, sale or commercial exploitation of the Products;

          (c) All computers and related hardware, equipment, machinery, tools, molds, and replacement parts and all other items of tangible personal property used exclusively in the Brookfield Business, including those identified on the fixed asset register attached hereto as Schedule 1.1(c) (collectively, the "Fixed Assets"); provided, however, that the only laptop computers and personal computers used in the Brookfield Business and being conveyed as part of the Purchased Assets are those specifically identified on Schedule 1.1(c);

          (d) Except to the extent identified as being excluded on Schedule 1.1(d), all formulae and processes and all trade secrets, patents and registrations therefor, which are or have been used by the Seller or any predecessor owner, or are under research and development, to the extent relating to the manufacture, promotion, sale or commercial exploitation of the Products or the Brookfield Business (the "Manufacturing Know-How");

          (e) All existing files pertaining to the manufacturing, production, promotion, advertising, distribution and sale of the Products or relating primarily to the Brookfield Business, in whatever format (written or machine readable, or in computer data bases or other media), including, without limitation, research and development files and studies, market studies (including studies in respect of competitors' brands), copies of consumer complaint files, sale histories, quality control histories, files relating primarily to Manufacturing Know-How, and any and all other business records relating to the Products, including the accounts receivable and the accounts payable (the "Business Records"), provided, however, that Seller shall retain the originals of any Business Records that it is required by law to maintain or that are not exclusively related to the Brookfield Business, and shall furnish copies thereof to Buyer;

          (f) All marketing materials and rights to the extent relating to the promotion, marketing and advertisement of the Products, including slogans, jingles, marketing campaigns, promotional materials (including trade show booths and displays), art mechanical and artwork for the production of packaging components, television and radio masters, film or video clips, sound recordings, photographs, and similar materials, any Registrations associated therewith that have been used by the Seller, any predecessor owner, or are under development for use primarily, in the manufacture, promotion, sale or commercial exploitation of the Products or relating primarily to the Brookfield Business (the "Marketing Materials");

          (g) All existing lists of suppliers, customers and distributors of the Brookfield Business;

          (h) all claims, causes of action and other rights against others relating to the Purchased Assets;

          (i) All software and documentation thereof used exclusively in the Brookfield Business in which the Seller has proprietary rights (including all electronic data processing systems, program specifications, source codes, input data, flow charts and other related material, including all documentation with respect thereto) and all information contained in all data bases dedicated to the Brookfield Business; provided, however, that it is understood and agreed that no rights to the software licensed by Applied Consulting, Inc. ("APCON") or Sotas International Inc. ("SOTAS") or the applications software which is not transferable under the terms of the licenses for such applications software (the "Excluded Software") used on the laptop computers and personal computers used in the Brookfield Business are being conveyed as part of the Purchased Assets, and Buyer acknowledges that all such Excluded Software will be deleted before delivery of laptop computers and personal computers to Buyer;

          (j) all rights under the Material Contracts (as hereafter defined) to the extent identified with an asterisk on Section 4.11(a) of the Disclosure Schedule (the "Assigned Agreements");

          (k) To the extent assignable, all permits, governmental licenses, filings, authorizations, approvals and indicia of authority (and pending applications for any thereof) to conduct the Brookfield Business;

          (l) All prepaid expenses, as identified in Section 1.1(l) of the Disclosure Schedule;

          (m)  All accounts receivable (the "Accounts Receivable");

          (n) The Seller's rights to exhibitor space and exhibitor hotel rooms in respect of the annual National Sporting Goods Association trade show and the annual Sporting Goods Manufacturer's Association trade show (the "Trade Show Rights"); and

          (o) The Seller's rights to the Uniform Code Council UPC numbers being used on packaging for the Products.

          1.2. Excluded Assets. The following assets of the Brookfield Business are expressly excluded from the Purchased Assets being acquired by the Buyer hereunder (the "Excluded Assets"):

          (a)  The corporate minute books and stock records of the Seller;

          (b) Any rights which the Seller may have to enforce the obligations of the Buyer pursuant to this Agreement and the other documents and agreements contemplated hereby;

          (c) The books of account and other records which are required by law to be kept in the Seller's possession, including but not limited to tax returns (except that Buyer shall be given access to such books and records as reasonably necessary or desirable for the conduct by the Buyer of the Brookfield Business);

          (d) The trademarks "Spot-Bilt" and "Hyde" and derivations thereof and all associated logos, logotypes, symbols and goodwill (the "Excluded Marks");

          (e) Real property leases relating to real property used in the Brookfield Business (the "Excluded Leased Real Property"), and the furniture, fixed assets and other tangible personal property located at such premises;

          (f) the real estate and structures owned by the Seller and located in East Brookfield, Massachusetts;

          (g)  cash or cash equivalents;

          (h) all intercompany receivables, notes or loans between (i) the Brookfield Business and (ii) Hyde Athletic Industries, Inc., a Massachusetts corporation ("Hyde"), the Seller or other subsidiaries of Hyde;

          (i) all of the rights, properties and assets used in the Brookfield Business which are transferred or disposed of prior to the Closing in the ordinary course of business, consistent with past practice;

          (j)  the two motor vehicles identified on Schedule 1.2(j); and

          (k) the items specifically excluded from the definition of Purchased Assets in Section 1.1 above.

          1.3. Assumed Liabilities. At the Closing, the Buyer shall assume, and shall be solely and exclusively liable with respect to, the following liabilities and obligations of the Seller (the "Assumed Liabilities"):

          (a) Those accounts payable of the Brookfield Business that are reflected on the Closing Balance Sheet (as hereafter defined);

          (b) Those accrued expenses of the Brookfield Business that are reflected on the Closing Balance Sheet;

          (c) All open orders for trade purchases of finished goods of the Brookfield Business;

          (d) The obligations for the period after the Closing as set forth in the Assigned Agreements; and

          (e) All other debts, liabilities and obligations to the extent accrued or reserved against in the Closing Balance Sheet, provided they shall also be of the same category and nature as shall have been reserved against in the April 4, 1997 balance sheet attached hereto as Exhibit C.

          (f) After the Closing, the Buyer shall discharge and satisfy in full when due all Assumed Liabilities; provided, however, that nothing herein shall be deemed to prevent or limit the Buyer's right to contest with third parties any claim that the Buyer is liable for any such liability, or the amount thereof.

          1.4. Excluded Liabilities and Obligations. Except as expressly set forth in Section 1.3 above, the Buyer shall not assume and shall not be liable or responsible for any debt, obligation or liability of the Seller or any affiliate of the Seller, or any claim against any of the foregoing, of any kind, whether known or unknown, contingent, absolute or otherwise, whether or not relating to the Brookfield Business (the "Excluded Liabilities and Obligations"). Without limiting the foregoing, and except as provided in
Section 1.3(e), the Buyer shall not assume, undertake or accept, and shall have no responsibility with respect to, the following liabilities or obligations (which also constitute Excluded Liabilities and Obligations):

          (a) Related to or arising from transactions with any affiliate of the Seller, including interdivisional, intracompany or intercompany payables, obligations or agreements;

          (b) For taxes of any kind, howsoever denominated including federal, state and local taxes on income, sales and use, ad valorem duties and assessments, worker's compensation, unemployment taxes, excise taxes, FICA contributions, payroll taxes and profit sharing deductions and all taxes and charges related to or arising from the transfers contemplated hereby, subject to Section 13.4 hereof;

          (c) Any liabilities for the Seller's breach or default prior to Closing under any of the Assigned Agreements;

          (d) Liabilities and obligations of the Seller with respect to litigations, actions, proceedings, investigations, or legal, administrative, arbitration, or other method of settling disputes or disagreements, or any governmental investigations, if any, pending at the Closing or threatened on or prior to the Closing, or arising after Closing based on events occurring prior to Closing (including, without limiting the generality of the foregoing, the Existing Litigation);

          (e) Any liability of the Seller as a result of any act, omission or event occurring prior to the Closing Date, whether or not the related cause of action or damage occurred after the Closing Date;

          (f) Any liability of the Seller relating to use, storage, release, discharge, disposal or shipment of Hazardous Substances, or the violation of Environmental Laws (as such terms are defined in Schedule 1.4(f) hereto), or any environmental liability of any nature or kind whatsoever; and

          (g) Any undisclosed liabilities, or any pension plan withdrawal liability, funding deficiency or other liability, including without limitation any liability under ERISA, the Internal Revenue Code of 1986, as amended, or otherwise with respect to any Employee Plan (as defined in Section 4.12 hereof), if any, any liabilities for accrued compensation, benefits, sick pay, vacation pay, medical costs or severance in any such case in respect of employees of the Seller, which arise on or prior to the Closing Date or by virtue of the transactions contemplated hereby; and

          (h) Any Liabilities for Trade Promotions or Consumer Promotions (as herein defined) relating to the period prior to the Closing, except to the extent accrued or reserved against in the Closing Balance Sheet.

          After the Closing, the Seller shall discharge and satisfy in full when due all Excluded Liabilities and Obligations; provided, however, that nothing herein shall be deemed to prevent or limit the Seller's right to contest with third parties any claim that the Seller is liable for any such liability, or the amount thereof.

          1.5. Legal Effect of Certain Consents. Pursuant to Section 3.2(c) hereof, Seller is obtaining consents from the other parties to the Assigned Agreements to the assignment thereof to the Buyer as contemplated hereby (the "Assignment Consents"). As part of such Assignment Consents, the Seller and the Buyer have been requested by certain of the other parties to the Assigned Agreements to enter into various agreements as to the liabilities of the Seller and the Buyer to such other parties in respect of obligations under the Assigned Agreements. It is specifically agreed that any obligations undertaken by the Seller and/or the Buyer (and/or by Hyde or Brynwood) to third parties in connection with obtaining the Assignment Consents shall have no legal impact on the parties' liabilities to each other as specified herein, or on the definitions of Purchased Assets, Excluded Assets, Assumed Liabilities, and Excluded Liabilities and Obligations. By way of example, unless otherwise specifically provided herein: (i) any assumption by Buyer in an Assignment Consent of liabilities under an Assigned Agreement relating to the period prior to the Closing Date shall not relieve the Seller of such liabilities, nor create an inference that such liabilities constitute Assumed Liabilities under this Agreement, and (ii) any agreement by Seller in an Assignment Consent to remain liable for obligations under an Assigned Agreement relating to the period following the Closing Date shall not relieve the Buyer of such liabilities, nor create an inference that such liabilities constitute Excluded Liabilities and Obligations. Each party agrees (i) to fully indemnify the other party in accordance with the provisions of Article XI in respect of any Losses subject to indemnification thereunder regardless of any liability that may have been imposed on the party seeking indemnification pursuant to the terms of any Assignment Consent, and (ii) that such indemnification obligations shall be from the first dollar (i.e., without regard to the $50,000 basket specified in Section 11.7.)

                                ARTICLE II.

                           CONSIDERATION FOR TRANSFER

          2.1. Consideration. The aggregate consideration for the Brookfield Business and the Purchased Assets shall be the net asset value of the Purchased Assets minus the Assumed Liabilities conveyed to and assumed by Buyer hereunder as of the Closing Date (the "Purchase Price"). The net asset value shall be as reflected on the Closing Balance Sheet (as hereafter defined), prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), consistently applied with the January 3, 1997 balance sheet of the Brookfield Business, a copy of which is attached hereto as Schedule 2.1(a) (subject to the overall requirement of GAAP); provided, however, that (i) the 101 Dalmatian Roller Skates and the Franklin in-line skates shall be valued at Seller's cost on a first in, first out basis, (ii) there shall be $1,297,714 reflected in respect of the barter credits described in Section 4.7 to the Disclosure Schedule, (iii) the reserves for accounts receivable ($823,546.83) and inventory ($289,342.12) shall be at least the dollar amounts therefor reflected on the April 4, 1997 balance sheet of the Brookfield Business, a copy of which is attached hereto as Schedule 2.1(b) (provided that the reserves for the Dalmation Roller Skates and the Franklin in-line skates shall equal zero and $88,798.35, respectively), and (iv) there shall be an accrual as required by
Section 8.2 (the net asset value as so calculated as of the Closing Date being the "Net Asset Value").

          2.2. Initial Payment. Simultaneously with the execution hereof, the Buyer is paying to the Seller, by wire transfer or other form acceptable to Seller, the amount of $6,000,000 (the "Initial Payment"), which payment shall be increased or decreased dollar for dollar to reflect the Purchase Price as finally determined as set forth below.

          2.3. Determination of Purchase Price.

          (a) Preparation of Closing Balance Sheet. Within sixty (60) days of the Closing, the Seller shall deliver to the Buyer a consolidated balance sheet reflecting the Net Asset Value (the "Closing Balance Sheet"), audited by and containing an unqualified report of Coopers & Lybrand L.L.P. (the "Seller's Auditors"). The Closing Balance Sheet shall be prepared in good faith in accordance with Section 2.1 and the representations and warranties relating to the Closing Balance Sheet set forth in Sections 4.6 and 4.7 hereof. The Seller agrees that representatives of the Buyer may be present during any physical inventory conducted as part of the audit of the Closing Balance Sheet. The Seller agrees to provide the Buyer at the same time with access to all work papers used in the preparation of the Closing Balance Sheet.

          Unless the Buyer shall dispute the calculation of Net Asset Value as reflected on the Closing Balance Sheet in accordance with the provisions set forth below, then the amount thereof shall be the final Purchase Price and the Initial Payment shall be subject to automatic increase or decrease as provided in Section 2.2, above. In the event of an increase, the Buyer shall pay such amount to Seller within ten business days of the final determination, and in the event of a decrease, the Seller shall reimburse such amount to Buyer within ten business days of such final determination, in either case such payment to be made by wire transfer to an account designated by the recipient, or in other form acceptable to the recipient.

          The fees and expenses of the Seller's Auditors in connection with the preparation and audit of the Closing Balance Sheet shall be shared equally by the Seller and the Buyer, provided that Buyer's share shall not exceed $20,000.

          (b)  Disputes Regarding Closing Balance Sheet.    Disputes with
     respect to the Closing Balance Sheet shall be dealt with as follows:

               (i) The Buyer shall have thirty (30) days after receipt of the Closing Balance Sheet (the "Dispute Period") to dispute any of the elements of or amounts reflected in the Closing Balance Sheet (a "Balance Sheet Dispute"). If the Buyer has a Balance Sheet Dispute, the Buyer shall deliver to the Seller and Seller's Auditors written notice (a "Dispute Notice") within the Dispute Period, setting forth in reasonable detail a description of the Balance Sheet Dispute. Within ten (10) days after the Buyer's delivery of any such Dispute Notice, the Seller, the Seller's Auditors, and the Buyer and Buyer's accounting representatives ("Buyer's Auditors") shall meet at a mutually acceptable time and place and thereafter as often as Seller and Buyer reasonably deem necessary and shall, in good faith, cooperate in an attempt to resolve such Balance Sheet Dispute and agree in writing upon an appropriate adjustment to the Net Asset Value as reflected in the Closing Balance Sheet. Without limiting the generality of the foregoing, in connection with any such Balance Sheet Dispute, the Seller and the Seller's Auditors agree to furnish the Buyer and Buyer's Auditors and agents with full access, upon reasonable prior notice and during normal business hours, to all working papers, books, records, financial data and other documentation used in the calculation of the Net Asset Value.

               (ii) If any Balance Sheet Dispute is not finally resolved within twenty (20) days after the Buyer shall have delivered a Dispute Notice, as aforesaid, or if the parties shall fail to meet within ten
          (10) days after the Buyer's delivery of any such Dispute Notice, then the Balance Sheet Dispute shall be referred to an independent big six accounting firm jointly selected by the Buyer and the Seller (the "Balance Sheet Arbitrator") for resolution in accordance with the terms hereof (the "Balance Sheet Arbitration"), and in any event as soon as practicable. The Balance Sheet Arbitrator shall not have represented, nor had any other business or financial relationship with, Seller or Buyer or any affiliate thereof within the past five years.

               (iii) In the event that the accounting firm jointly selected by the Buyer and the Seller is then unwilling or unable to serve as the Balance Sheet Arbitrator, the parties hereto shall select by mutual written agreement another nationally recognized certified public accounting firm to serve as the Balance Sheet Arbitrator, which firm is not then rendering (and during the preceding five year period has not rendered) services to any party hereto or any affiliate thereof, nor shall such firm then have or have had during the past five years any other business or financial relationship with such party or affiliate thereof. In the event that a Balance Sheet Arbitrator is not selected, for any reason, within thirty (30) days after delivery of a Dispute Notice, the Balance Sheet Arbitrator shall be selected by the CPR Institute for Dispute Resolution, New York, New York.

               (iv) The Balance Sheet Arbitrator shall hold a hearing within thirty (30) days of the submission of the Balance Sheet Dispute for arbitration (the "Balance Sheet Hearing") and shall render a decision within thirty (30) days of the conclusion of such hearing. In preparation for its presentation at such Balance Sheet Hearing, either party may depose such directors, officers, employees or agents of the other party or its auditors as it may deem reasonably necessary for such preparation. Each party hereto may file with the Balance Sheet Arbitrator such briefs, affidavits and supporting documents as they deem appropriate. The Seller shall afford the Balance Sheet Arbitrator with the same access as the Buyer to any documentation used in the calculation of the Net Asset Value. Any decision made by the Balance Sheet Arbitrator within the scope of its authority shall be final, binding and non-appealable.

               (v) The Balance Sheet Arbitrator shall only be authorized on any one issue to decide in favor of and choose the position of either of the parties hereto or to decide upon a compromise position between the ranges presented by the parties to such arbitration. The Balance Sheet Arbitrator shall base its decision solely upon the presentations of the parties hereto at the Balance Sheet Hearing and any materials made available under (iv) or (vi) hereof and not upon independent review.

               (vi) The Balance Sheet Arbitrator's decision regarding its final resolution of any Balance Sheet Dispute (the "Arbitrator's Decision") shall be in writing, shall set forth the calculations made in reaching its decision, shall describe the manner in which such calculations were made and shall include a representation that the manner so used was in accordance with the specific terms of this Agreement relative to the calculation of the Net Asset Value. The Arbitrator's Decision shall specifically set forth the amount of any adjustment required to be made to the Initial Payment pursuant to Section 2.2.

               (vii) Any such Balance Sheet Arbitration shall take place in Boston, Massachusetts unless the parties shall mutually agree on another location. The Balance Sheet Arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. SectionSection 1 through 16, and judgment upon the award of the Balance Sheet Arbitrator may be entered by any court having jurisdiction thereof.

               (viii) The fees and expenses of the Balance Sheet Arbitrator shall be shared equally by the Buyer and the Seller. Each of the parties hereto shall bear their own costs and expenses related to any such Balance Sheet Arbitration. Upon the request of the Balance Sheet Arbitrator, each party hereto agrees to enter into an arbitration agreement providing reasonable protection to the Balance Sheet Arbitrator, in such form as may be mutually acceptable to the Balance Sheet Arbitrator and the parties hereto.

               (ix) If the Balance Sheet Arbitrator determines that the value of the Net Asset Value requires an adjustment to the Initial Payment in accordance with Section 2.2 hereof, then the Initial Payment shall be
          increased or decreased in accordance with such determination.    In
          the event of an increase, the Buyer shall pay such amount to Seller within ten business days of the final determination, and in the event of a decrease, the Seller shall reimburse such amount to Buyer within ten business days of such final determination.

                                  ARTICLE III.

                           DELIVERIES BY THE PARTIES;
                       THE CLOSING AND TRANSFER OF ASSETS

          3.1. Deliveries by the Buyer. Simultaneously herewith, the Buyer is delivering the following:

          (a)  The Initial Payment required by Section 2.1;

          (b)  An opinion of Cummings & Lockwood, counsel to the Buyer;

          (c) An Instrument of Assumption of Liabilities in respect of the Assumed Liabilities;

          (d) An agreement between James A. Buchanan and Hyde in respect of certain confidentiality and other matters (the "Buchanan Agreement");

          (e) A certified copy of the resolutions of the Board of Directors of the Buyer providing authority for the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

          (f) A certified copy of the Certificate of Incorporation and By-Laws of the Buyer, each as amended and in effect as of such date;

          (g) A guaranty by Brynwood Partners III L.P. ("Brynwood") of the obligations of the Buyer to pay the Purchase Price as provided herein; and

          (h) Such other instruments or documents as may be reasonably necessary or appropriate to carry out the transactions contemplated hereby.

          3.2. Deliveries by the Seller. Simultaneously herewith, the Seller is delivering the following:

          (a)  A Bill of Sale in respect of the Purchased Assets;

          (b) Trademark and patent assignments contemplated by this Agreement, in a form appropriate for filing with the United States Patent and Trademark Office (the "PTO");

          (c)  Consents that are required to assign the Assigned Agreements;

          (d) Results of contemporaneous lien searches conducted in each U.S. jurisdiction where the Purchased Assets are located;

          (e) UCC-3 termination statements with respect to financing statements, if any, filed against the Brookfield Business or any of the Purchased Assets;

          (f) A certified copy of resolutions of the Board of Directors and sole stockholder of the Seller providing authority for the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

          (g) A certified copy of the Articles of Organization and By-laws of the Seller, each as amended and in effect as of such date;

          (h)  An opinion of Hale and Dorr LLP, Seller's counsel;

          (i) A Non-Competition agreement in respect of certain confidentiality and non-compete obligations of Hyde;

          (j)  An assignment by Hyde of the trademarks and patents identified on
     Section 4.16 of the Disclosure Schedule as being owned by Hyde, in a form appropriate for filing with the PTO;

          (k) Articles of Amendment amending Seller's Articles of Organization to delete the word "Brookfield" from Seller's corporate name, in form suitable for filing with the Secretary of State of the Commonwealth of Massachusetts.

          (l)  A Guaranty by Hyde of the obligations of the Seller hereunder;
     and

          (m) Such other instruments or documents as may be reasonably necessary or appropriate to carry out the transactions contemplated hereby;

          3.3. Closing. The closing contemplated by this Agreement (the "Closing") shall occur at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, at 10:00 a.m., Eastern Standard Time, on July 4, 1997 (the "Closing Date") or as soon thereafter as all conditions to Closing have been satisfied or waived. The effective time of the Closing shall be 12:01 a.m. on the Closing Date (the "Effective Time").

          3.4. Closing Deliveries. At the Closing, the Seller shall deliver an Officer's Certificate of the Seller to the effect that the Seller has fulfilled its obligations set forth in Section 6.1 hereof in all material respects, and the parties shall execute, acknowledge and deliver such instruments or documents as may be reasonably necessary or appropriate to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

                                  ARTICLE IV.

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

          The Seller represents, warrants and covenants to the Buyer as follows:

          4.1. Organization and Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with all requisite power and authority and legal right to own, operate and carry on the Brookfield Business. The Seller is duly qualified to do business and is in good standing in every jurisdiction where the nature of the Brookfield Business requires such qualification, except in such jurisdictions where the failure to so qualify would not have a material adverse effect on the business, revenues, financial condition, properties or assets of the Brookfield Business (a "Material Adverse Effect"). The Seller has delivered to the Buyer complete and correct copies of the Seller's Articles of Organization and By-Laws.

          4.2. Authorization. The Seller has all necessary corporate power, authority and legal right to execute and deliver and to perform its obligations under this Agreement and to consummate the transactions contemplated herein.
The execution and delivery of this Agreement by the Seller and the performance by the Seller of its obligations hereunder, and the corporate name change referred to in Section 3.2(k) have been duly authorized by all requisite corporate action, including, without limitation, by its Board of Directors and sole stockholder. No other action on the part of the Seller is necessary to authorize the execution and delivery of this Agreement or the performance of its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally.

          4.3. No Violation. Neither the execution and delivery of this Agreement by the Seller, the consummation of the transactions contemplated hereby, or the performance by the Seller of its obligations hereunder will:

          (a) Violate or result in any breach of any provision of the Articles of Organization or By-laws of the Seller;

          (b) Violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or require the consent of any other party to, or result in the acceleration of, or entitle any party to accelerate any obligation, or result in the loss of any benefit, or give rise to the creation of any options, pledges, security interests, liens, mortgages, claims, debts, charges, voting agreements, voting trusts or other encumbrances or restrictions on transfer of any kind whatsoever (each, an "Encumbrance") upon any of the Purchased Assets (including the Assigned Agreements), except for such of the foregoing as could not reasonably be expected to have Material Adverse Effect; nor

          (c) Violate any order, writ, judgment, injunction, decree, statute, law, rule, regulation or ordinance of any court or governmental, quasi-governmental or regulatory department or authority ("Governmental Authority") applicable to the Seller, the Brookfield Business or the Purchased Assets, except for such violations as could not reasonably be expected to have a Material Adverse Effect.

          4.4. Consents and Approvals. Other than the consents and approvals of or filings or registrations with the governmental, quasi-governmental or regulatory departments and authorities listed on Section 4.4 of the Disclosure Schedule, no filing or registration with, no notice to and no permit, authorization, consent or approval of any governmental, quasi-governmental or regulatory department or authority is necessary for the execution and delivery of this Agreement, or the consummation of the purchase and sale of the Brookfield Business, except for those the absence of which could not reasonably be expected to have a Material Adverse Effect. Anything herein to the contrary notwithstanding, the parties agree that no consents will be obtained relative to the assignment of the Trade Show Rights, and that Seller does not represent that such Trade Show Rights are assignable, whether with or without consents.

          4.5. Financial Statements. The Seller has delivered to the Buyer the unaudited balance sheet of the Brookfield Business as of April 4, 1997 and the related statements of operations and cash flows for the fiscal quarter then ended, and the unaudited balance sheet of the Brookfield Business as of January 3, 1997 and the related statements of operations and cash flows for the fiscal year then ended (collectively, the "Financial Statements"). The Financial Statements are attached hereto as Schedule 4.5. Subject to clauses (i) and (ii) in the proviso contained in Section 2.1 above, the Financial Statements have been prepared in accordance with GAAP (except for the absence of footnotes normally associated with audited financial statements), consistently followed throughout the periods indicated (subject to the overall requirement of GAAP), and fairly present in all material respects the financial condition of the Brookfield Business as of the dates thereof and the results of operations and cash flows of the Brookfield Business for the periods indicated.

          4.6. Inventory. All finished goods in Inventory that will be reflected on the Closing Balance Sheet are in good condition and are suitable for retail sale in the ordinary course and the Seller does not have any open orders with respect to which it has been prepaid, in whole or in part, or has received deposits or other advances, except as will be reflected on the Closing Balance Sheet.

          4.7. Accounts Receivable. All outstanding accounts and notes receivable which will be reflected on the Closing Balance Sheet arose (or will have arisen between the date hereof and the Closing Date) in the ordinary course of business, are due and valid claims against account debtors for goods or services delivered or rendered, and are subject to no defenses, offsets or counterclaims, except as specifically reserved against in such balance sheet, and will be fully collectible within one hundred twenty (120) days from the Closing Date. The accruals or reserves which will be reflected in the Closing Balance Sheet will reflect the historical experience of the Brookfield Business. No accounts receivable are or will be at Closing subject to prior assignment or other Encumbrance. To Seller's knowledge, except as will be reflected in the Closing Balance Sheet, the Company will not have incurred any liabilities in respect of the Brookfield Business to customers for discounts, returns, promotional allowances or otherwise.

          4.8. Litigation. Except as set forth in Section 4.8 of the Disclosure Schedule, there is no action, suit, inquiry, judicial or administrative proceeding, arbitration or investigation (collectively referred to as "Claims") relating to the Brookfield Business or the Purchased Assets, including, without limitation, Claims relating to product liability or consumer safety, pending or threatened against the Seller or any of its properties, assets or rights, before any court, arbitrator or administrative or governmental body, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against, and unsatisfied by, the Seller relating to the Brookfield Business or the Purchased Assets (any of the foregoing being herein referred to as "Existing Litigation") nor does the Seller know of any fact, event or condition which could reasonably be expected to serve as a basis for the assertion of any Claim. Without limiting the generality of the foregoing, there are no investigations or proceedings currently existing or threatened relating to the Brookfield Business or the Purchased Assets before the Consumer Product Safety Commission ( the "CPSC") or any similar consumer protection agency (whether federal or state), and all such investigations or proceedings during the last five (5) years are summarized in all material respects in Section 4.8 of the Disclosure Schedule.

          4.9. Absence of Certain Changes. Except as disclosed in Section 4.9 of the Disclosure Schedule, since April 4, 1997 (the "Balance Sheet Date"), the Seller has conducted the Brookfield Business only in the ordinary course, and, without limiting the generality of the foregoing, since the Balance Sheet Date, to the Seller's knowledge, there has not been:

          (a) Any event, change or condition of any character in or on the business, properties, assets, financial condition or results of operations of the Brookfield Business which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

          (b) Any entry into any Material Contract (as hereinafter defined) by the Seller relating to the Brookfield Business or the Purchased Assets; and

          (c) Any damage, destruction or loss to the Purchased Assets, whether or not covered by insurance, which could reasonably be expected to have a Material Adverse Effect.

          4.10.     Title to Assets; Condition of Property.

          (a) Except as reflected in Section 4.10(a) in the Disclosure Schedule, the Seller has good and marketable title to all of the Purchased Assets, free and clear of any and all Encumbrances, except for (i) mechanics', carriers', workmen's, warehousemen's, repairmen's or other like liens arising or incurred in the ordinary course of business, (ii) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) other imperfections of title, restrictions or encumbrances, if any, which liens, imperfections of title, restrictions or other encumbrances do not materially impair the marketability or use of the affected asset in any material way. Except as set forth in Section 4.10(a) of the Disclosure Schedule, the Purchased Assets are all of the properties and assets that are material to the Brookfield Business as currently conducted.

          (b) All of the material properties and assets used in the conduct of the Brookfield Business are, in all material respects, in good operating condition and repair in accordance with industry practice (subject only to ordinary wear and tear arising out of the use for which such properties and assets were designed). The Seller has no reason to believe that such properties and assets will not be in all material respects suitable for the Buyer to operate the Brookfield Business as heretofore conducted.


          4.11.     Material Contracts.

          (a) Section 4.11(a) of the Disclosure Schedule sets forth a list of all written contracts, agreements and arrangements and all oral or informal agreements or arrangements known to the Seller, which are material (either singly or in the aggregate) to the Brookfield Business (sometimes hereinafter collectively referred to as the "Material Contracts", each of which is an Assigned Agreement). Without limiting the generality of the foregoing, Material Contracts include, without limitation, any and all contracts, agreements and arrangements to purchase capital equipment, noncompetition agreements, guarantees, loan or other financing agreements, profit sharing, employment, collective bargaining or other union agreements, consulting, distribution, agency and sales representative agreements, real property leases and all permits, concessions, franchises and licenses.

          (b) Except as identified on Section 4.11(b) of the Disclosure Schedule, all Material Contracts are in full force and effect, and there exists no event, occurrence or act (including the execution of this Agreement and the consummation of the transactions contemplated hereby) which, with the giving of notice or the lapse of time, or both, could reasonably become a default by the Seller or, to the Seller's knowledge, the other party to such Material Contracts.

          (c) The Seller has no knowledge of any default under any Material Contract by any third party, nor is the Seller aware of any fact, condition or event, including, without limitation, the execution, delivery and performance of this Agreement, that could cause any third party to terminate any Material Contract. The Seller is not in default under any Material Contract and, to the knowledge of Seller, there exists no event, occurrence, condition or act which, with the giving of notice or the lapse of time, could reasonably become a default by the Seller or any third party under any Material Contract the result of which could reasonably be expected to have a Material Adverse Effect.

          (d) Except as set forth in Section 4.11(d) of the Disclosure Schedule, no consent by, notice to or approval from any third party is required under any of the Material Contracts as a result of or in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby and such Material Contracts shall remain in full force and effect immediately following the consummation of the transactions contemplated hereby.

          (e) Section 4.11(e) to the Disclosure Schedule describes all commitments and obligations with respect to trade promotions (including coop advertising), refunds and similar promotional campaigns ("Trade Promotions") and all consumer promotions such as coupons, rebates, refunds and similar promotional campaigns ("Consumer Promotions") relating to the Brookfield Business with respect to which, to the Seller's knowledge, the Seller has any current material liability or will have any material liability after the Closing.

          4.12. Employee Retirement Income Security Act of 1974 and Other Employment Matters.

          (a) Except as otherwise disclosed on Section 4.12(a) of the Disclosure Schedule, the Seller has not established, and does not maintain or contribute to, or have any obligation to contribute to, or have any liability with respect to, any plan, program, arrangement, agreement or commitment which is an employment, consulting or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, life, health, disability or accident insurance or vacation, plan, program, arrangement, agreement or commitment, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (individually, an "Employee Plan", and collectively, the "Employee Plans"), as to which the Brookfield Business would have any liability or obligation after the consummation of the transactions contemplated hereby except to the extent reserved for in the Closing Balance Sheet as provided in Section 8.2 hereof.

          (b) All obligations of the Seller, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds or to any governmental agency or to any individual, director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to unemployment compensation or Social Security benefits (or similar benefits under foreign laws, rules and regulations), or for vacation or holiday pay, overtime, bonuses and other forms of compensation, which are payable to or in respect of employees or agents of the Brookfield Business, have been paid when due or will be reserved for in the Closing Balance Sheet.

          (c) There is no petition, charge, claim or other complaint against the Seller relating to any employees of the Brookfield Business pending before the National Labor Relations Board or any comparable organization, domestic or foreign, including, without limitation, any such claims brought by any workers' counsel or trade union.

          (d) There is no labor strike, formal dispute, formal grievance, lockout or work stoppage pending or, to the Seller's knowledge, threatened against or affecting the Seller relating to any employees of the Brookfield Business.

          4.13. Permits. Section 4.13 of the Disclosure Schedule sets forth all of the licenses, franchises, permits, consents and authorizations necessary for the lawful conduct of the Brookfield Business, except for those the absence of which could not reasonably be expected to have a Material Adverse Effect.

          4.14.     Compliance with Applicable Laws.

          (a) Except as set forth in Section 4.14(a) of the Disclosure Schedule, the Seller holds, and at all relevant times has held, all material licenses, franchises, permits, consents and authorizations necessary for the lawful conduct of the Brookfield Business, and the Brookfield Business is not being and has not, during the relevant statute of limitations period, been conducted in violation of any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit, consent or license or other governmental authorization or approval applicable to the Seller, except where the failure to comply with the foregoing could not reasonably be expected to have a Material Adverse Effect.

          (b) Except as set forth in Section 4.14(b) of the Disclosure Schedule, to the Seller's knowledge, the Seller has not received any notification of any failure by the Seller to comply with any such federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit, consent or license or other governmental authorization or approval applicable to the Brookfield Business.

          4.15. Brokers' Fees and Commissions. Neither the Seller nor any of its directors, officers, employees or agents has employed any investment banker, broker, finder or intermediary, and no fee or other commission is owed to any third party, in connection with the transactions contemplated herein, except for a payment required to be made to Chestnut Partners (the "Seller's Broker Fee"). The Seller's Broker Fee is the sole responsibility of the Seller.

          4.16.     Proprietary Rights.

          (a) Set forth in Section 4.16(a) of the Disclosure Schedule is a list of all patents, registered copyrights, trademarks and trade names included in the Purchased Assets (hereinafter referred to as the "Proprietary Rights"). The Seller is the sole and exclusive owner of the Proprietary Rights, and has the sole and exclusive right to use, license, sublicense, assign or sell the Proprietary Rights without liability to, or consent of, any person. To the Seller's knowledge, the Proprietary Rights are all of the patents, trademarks and registered copyrights that are material to the Brookfield Business as currently conducted.

          (b) The use of the registered trademark "Brookfield" and, to the knowledge of the Seller, the use of all other Proprietary Rights do not infringe upon the rights of any other person or entity, whether or not reg-istered, patented or copyrighted. The Seller has not received any notice of a claim of such infringement nor, to Seller's knowledge, were any such claims the subject of any action, suit or proceeding involving the Seller.

          (c) The Seller has no knowledge of any infringement or improper use by any third party of the Proprietary Rights, nor has the Seller or any affiliate instituted any action, suit or proceeding in which an act constituting an infringement of any of the Proprietary Rights was alleged to have been com mitted by a third party.

          (d) Except as set forth on Section 4.16(d) of the Disclosure Schedule, there are no licenses, sublicenses or agreements relating to (i) the use by third parties of the Proprietary Rights or (ii) the use by the Seller of the Proprietary Rights, and there is no prior right of any other party or other impediment which would invalidate or could reasonably be expected to materially adversely affect any of the Proprietary Rights.

          (e) Included as Material Contracts on Section 4.11(a) of the Disclosure Schedule are all license, royalty or similar agreements entitling the Seller to use any trademarks or copyrights of third parties, subject to the provisions of Section 1.1(i) hereof.

          4.17. Computer Software. Section 4.17 of the Disclosure Schedule identifies (i) all of the software and computer databases that are material to the conduct of the Brookfield Business (collectively, the "Computer Systems"),
(ii) whether such Computer Systems are owned or licensed by the Seller and,
(iii) if licensed, the name of such licensor. The Seller has all legal right to use the Computer Systems as they are currently being used. To the Seller's knowledge, the use of the Computer Systems does not infringe upon the rights of any other person or entity, nor has the Seller received any notice of a claim of such infringement. Except as set forth in Section 4.17 of the Disclosure Schedule, there are no licenses, sublicenses or other agreements relating to the use of the Computer Systems by the Seller or third parties. Subject to the provisions set forth in clauses (c) and (i) of Section 1.1 above, except as reflected on Schedule 4.17, the Purchased Assets include all software and data bases that are material to the Brookfield Business as currently conducted.

          4.18. Regulatory Reports. The Seller has filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file in respect of the Brookfield Business in the last five (5) year period with any federal, state, local or foreign governmental, quasi-governmental or regulatory department, authority or agency, including, without limitation, the CPSC or the Federal Trade Commission (hereinafter sometimes collectively referred to as the "Regulatory Agencies"), and has paid all fees or assessments due and payable in connection therewith, except where the failure to comply with the foregoing could not reasonably be expected to have a Material Adverse Effect. Except for normal periodic examinations conducted by the applicable Regulatory Agency in the regular course of the Brookfield Business, no Regulatory Agency has initiated any proceeding or investigation into the business or operations of the Brookfield Business in the last five (5) year period, nor has the Seller initiated any such proceeding. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to an examination of the Brookfield Business, except for such as could not reasonably be expected to have a Material Adverse Effect.

          4.19.     Agreements with Regulatory Agencies.  Except as set forth in
Section 4.19 of the Disclosure Schedule, the Seller is not subject to any cease-and-desist or other order issued by, or a party to any written agreement or memorandum of understanding with, any Regulatory Agency that materially restricts or could reasonably be expected to have a Material Adverse Effect.

          4.20. Business Relationships of the Seller. Section 4.20(a) of the Disclosure Schedule contains an accurate and complete list of the twenty five (25) largest customers of the Seller (the "Key Customers"), the ten (10) largest Licensors of products manufactured by the Brookfield Business (the "Key Licensors"), and the ten (10) largest suppliers of products manufactured by the Brookfield Business (the "Key Suppliers"), in each such case during the fiscal year ended January 3, 1997. Except as set forth in Section 4.20(b) of the Disclosure Schedule, the Seller's relationship with the Key Customers, Key Licensors and Key Suppliers is good and the Seller does not know of any fact, condition or event (including, without limitation, the consummation of the transactions contemplated herein) which would adversely affect the relationship of the Seller with any of its customers, licensors or suppliers generally or with any Key Customer, Key Licensor or Key Supplier identified in Section 4.20(a) of the Disclosure Schedule. Buyer is not aware of any intention of any of the Key Customers, Key Licensors or Key Suppliers to curtail or terminate their relationship with the Brookfield Business. Nothing in this Section 4.20 shall constitute any representation, guaranty or assurances as to the continuation or extent of any such relationships after the Closing.

          4.21. Knowledge of the Seller, Etc. To the extent that the Seller represents and warrants itself to have had knowledge or belief as to any event, fact, condition or other matter set forth in this Agreement, "knowledge" or "belief" (or similar words) shall mean the conscious awareness, after reasonable inquiry, of John H. Fisher, Charles A. Gottesman, Daniel Horgan, Andrew James or Roger P. Deschenes (the "Hyde Persons"). Without limiting the generality of the foregoing, in no event shall the knowledge, awareness or belief of James A. Buchanan or any other director, officer or employee of Hyde or Seller be attributed to Seller for purposes of the representations of Seller contained herein.

          4.22. Copies of Documents. The Seller has caused to be made available for inspection and copying by the Buyer and its advisers true, complete and correct copies of all documents referred to in any Section of the Disclosure Schedule.

          4.23. Disclaimer of Warranties. The representations and warranties made herein and in any certificate, document or instrument being delivered herewith or at the Closing, are the sole representations being made by the Seller in respect of the Brookfield Business and the Purchased Assets, and the Seller disclaims any other representations and warranties, whether express or implied, written or oral, with respect to the Brookfield Business and the Purchased Assets.

                                ARTICLE V.

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer represents, warrants and covenants to the Seller as of the date hereof as follows:

          5.1. Organization and Qualification. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with all requisite power and authority and legal right to own, operate and carry on its business as it is now being conducted. The Buyer is duly qualified to do business and is in good standing in each jurisdiction where the nature of its business requires such qualification, except in such jurisdictions where the failure to so qualify would not have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby. The Buyer has delivered to the Seller complete and correct copies of the Buyer's Certificate of Incorporation and by-laws.

          5.2. Authorization. The Buyer has all necessary corporate power, authority and legal right to execute and deliver and to perform its obligations under this Agreement and to consummate the transactions contemplated herein.
The execution and delivery of this Agreement by the Buyer and the performance by the Buyer of its obligations hereunder have been duly authorized by all requisite corporate action, including, without limitation, by its Board of Directors. No other action on the part of the Buyer is necessary to authorize the execution and delivery of this Agreement or the performance of its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Buyer, and constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally.

          5.3. No Violation. Neither the execution and delivery of this Agreement by the Buyer, the consummation of the transactions contemplated hereby, or the performance by the Buyer of its obligations hereunder, will:

          (a) Violate or result in any material breach of any provision of the Certificate of Incorporation or By-Laws of the Buyer;

          (b) Violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or require the consent of any other party to any material agreement binding on the Buyer, or result in the acceleration of, or entitle any party to accelerate any obligation, or result in the loss of any benefit, or give rise to the creation of any options, pledges, security interests, liens, mortgages, claims, debts, charges, voting agreements, voting trusts or other encumbrances or restrictions on transfer of any kind whatsoever, which, in any case, could reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby;

          (c) Violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or Governmental Authority applicable to the Buyer or its properties or assets which, in any case, could reasonably be expected to have a material adverse effect on ability of Buyer to consummate the transactions contemplated hereby.

          5.4. Consents and Approvals. No filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any public or governmental body or authority is necessary for the execution, delivery or consummation by the Buyer of the transactions contemplated herein.

          5.5. Broker's Fees and Commissions. Neither the Buyer nor any of its shareholders, directors, officers, employees or agents has employed any investment banker, broker, finder or intermediary, and no such fee or other commission is owed to any third party, in connection with the transactions contemplated herein, except for a payment required to be made to McCabe & Co. (the "Buyer's Broker Fee"). The Buyer's Broker Fee is the sole responsibility of the Buyer.

          5.6. Equity Investment by Brynwood. On or before the date hereof, Brynwood. has invested at least $6,000,000 in the equity of the Buyer.

          5.7. Buyer's Examination of the Brookfield Business. Buyer acknowledges that James A. Buchanan, the current President and General Manager of Seller, is to become the chief executive officer of the Buyer following the Closing. The Seller has made available to the Buyer all documents requested by Buyer and the Buyer does not have any outstanding questions to Seller concerning the Brookfield Business and the Purchased Assets. The Buyer has completed its due diligence investigation of the Brookfield Business and the Purchased Assets to its satisfaction, and acknowledges that it is relying on no other representation or warranty concerning the Brookfield Business and the Purchased Assets except as contained herein and in any certificate, document or instrument being delivered herewith or at the Closing.

                                ARTICLE VI.

                            COVENANTS OF THE SELLER

     The Seller hereby agrees and covenants:

          6.1. Interim Conduct of Brookfield Business. From the date hereof until the Closing, the Seller shall preserve, protect and maintain the Brookfield Business and the Purchased Assets consistent with past practice, and shall operate the Brookfield Business consistent with prior practice and in the ordinary course of business. Without limiting the generality of the foregoing, from the date hereof until the Closing, except for transactions expressly approved in writing by the Buyer, the Seller shall, with respect to the Brookfield Business (it being agreed that the Seller shall not be responsible for any violations of this Section 6.1 to the extent resulting from the actions or failures to act of James A. Buchanan (or persons under his direction or control) unless such actions or failures to act are consistent with prior practice or pursuant to specific directive of any of the Hyde Persons):

          (a) Maintain the properties of the Brookfield Business and Purchased Assets in good repair, order and condition, reasonable wear and tear excepted;

          (b) Maintain and keep in full force and effect all insurance on assets and property or for the benefit of employees of the Brookfield Business, all liability and other casualty insurance, and all bonds on personnel, presently carried;

          (c) Use commercially reasonable efforts to preserve intact the organization and reputation of the Brookfield Business and the good will of suppliers, licensors, customers and others having business relationships with the Brookfield Business;

          (d) Not sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of any material Purchased Assets, other than in the ordinary course of business;

          (e)  Not enter into any Material Contracts;

          (f) Not waive any material rights nor forgive any material debts or claims, in any such case relating to the Brookfield Business, other than in the ordinary course of business; or

          (g) Not take any action that would be required to be disclosed under the terms of Section 4.9.

     The Seller shall promptly notify the Buyer of any breach of this covenant known to the Seller and shall keep the Buyer reasonably informed of events relating thereto.

          6.2. Cooperation; Access. From the date hereof through the Closing Date, the Seller shall cooperate reasonably in assisting the Buyer in the planning and implementation of a transitional plan for the transfer of the Brookfield Business, including allowing reasonable access to its employees involved in the Brookfield Business and others having business relationships with the Brookfield Business. Without limiting the foregoing, Seller shall afford to representatives of the Buyer reasonable access, during normal business hours and with reasonable advance notice, to the offices, plants, properties, books and records of the Brookfield Business.

          6.3. Use of Name. For a period of eighteen (18) months from the Closing Date, Buyer shall be permitted to sell and distribute Products in inventory at the Closing and to utilize packaging existing at the Closing (and any of the foregoing manufactured pursuant to orders placed prior to the Closing) in connection with the sale and distribution of the Products even though such Products and packaging contain or include Excluded Marks or other marks, logos or tradenames not included with the Purchased Assets; provided, however, that Buyer shall not order any new packaging after the Closing Date which bears any of such other tradenames, trademarks or logos; and provided further that Buyer shall acquire no interest in any such other logos, tradenames and trademarks. In addition, nothing herein shall restrict the continued existence in the wholesale or retail marketplace of products bearing such other logos, tradenames or trademarks after the expiration of eighteen (18) months following the Closing Date.

          6.4. Transfer of Inventory. Title to the Purchased Assets shall pass to Buyer at the Effective Time on the Closing Date. Seller will retain custody of the tangible Purchased Assets as a bailee and the parties' respective agreements in connection therewith shall be set forth in the Transitional Services Agreement.

          6.5. Returns. From and after the Closing, the Seller shall accept returns (whether from the trade or consumers) of finished goods sold prior to the Closing by the Seller only to the extent (i) consistent with past practice of the Seller (including without limitation the past practice of reserving the right to inspect finished goods before authorizing returns and not accepting any returns without prior authorization) and (ii) that the aggregate amount of such returns exceeds the reserve therefor set forth in the Closing Balance Sheet.
The Buyer and the Seller shall cooperate reasonably in addressing any proposed returns of finished goods to the extent in excess of the reserve therefor set forth in the Closing Balance Sheet.

          6.6. Confidentiality. After the Closing, the Seller shall not use, publish or disclose to any third person any confidential or proprietary information comprising part of the Purchased Assets or relating to the Brookfield Business; provided, however, that the foregoing restrictions shall not apply to information: (i) that is necessary to enforce its rights under or defend against a claim asserted under this or any other agreement with the Buyer or any agreement with a third party, (ii) that is necessary or appropriate to disclose to any regulatory authority or governmental agency having jurisdiction over the Seller or as otherwise required by law or (iii) that is or becomes generally known other than through a breach of this Agreement by Seller. The Seller acknowledges that there may not be an adequate remedy at law for the breach of this Section 6.6 and that, in addition to any other remedies available, injunctive relief may be granted for any such breach.

          6.7. Efforts. The Seller shall use its commercially reasonable efforts to consummate the transactions contemplated by this Agreement.

          6.8. Further Assurances. Following the Closing, the Seller shall, at the Buyer's expense, take all action reasonably requested by the Buyer to confirm, facilitate or perfect the transfer of the Purchased Assets.

                                  ARTICLE VII.

                             COVENANTS OF THE BUYER

     The Buyer hereby agrees and covenants:

          7.1. Efforts. The Buyer shall use its commercially reasonable efforts to consummate the transactions contemplated by this Agreement.

          7.2. Returns. From and after the Closing, the Buyer shall accept returns (whether from the trade or consumers) of finished goods sold prior to the Closing by the Seller only to the extent (i) consistent with past practice of the Seller and (ii) that the aggregate amount of such returns does not exceed the reserve therefor set forth in the Closing Balance Sheet. From and after the Closing, the Buyer shall not authorize or instruct customers (whether wholesale or consumer) to return any finished goods to the Seller, except Buyer may direct inquiries to the Seller. The Buyer and the Seller shall cooperate reasonably in addressing any proposed returns of finished goods to the extent in excess of the reserve therefor set forth in the Closing Balance Sheet.

          7.3. Bulk Sales Act. The Buyer waives compliance by the Seller with any applicable bulk sales act with respect to the purchase and sale of the Purchased Assets.

          7.4. Hyde Employees. The Buyer agrees that for a period of one year following the Closing, it will not solicit any management level (including sales executives) employee of the Hyde or any subsidiary of Hyde (other than Seller) to leave the employ or retention of Hyde or any subsidiary of Hyde (other than Seller), or hire any such person.

          7.5. Buchanan Non-Compete. Buyer agrees that so long as James A. Buchanan is an employee of Buyer or any affiliate of Buyer, Buyer will be bound by the provisions of Section 3(a) of the Buchanan Agreement as though Buyer were named with Buchanan in such Section 3(a).

          7.6. Further Assurances. Following the Closing, the Buyer shall, at the Seller's expense, take all action reasonably requested by the Seller to confirm, facilitate or perfect the transfer of the Purchased Assets.


                                 ARTICLE VIII.
                             TRANSFERRED EMPLOYEES

          8.1. Transferred Employees. Buyer has notified Seller on or prior to the date hereof which employees of the Brookfield Business that Buyer will be offering employment to for the period following the Closing (the "Transferred Employees"). The Seller agrees that it will not interfere with the Buyer in Buyer's efforts to hire such Transferred Employees.

          8.2. Benefit Accruals. The Seller agrees to provide an accrual on the Closing Balance Sheet for all unused vacation days, sick days or other leaves (including Paid Time Off as described in Section 4.12(a)(viii) to the Disclosure Schedule) to which any of the Transferred Employees are entitled and the Buyer agrees to assume the liability for such accrued benefits.

                                  ARTICLE IX.

                               CLOSING CONDITIONS

          9.1. Conditions to Each Party's Obligations Under this Agreement. The respective obligations of each party under Articles I and II of this Agreement shall be subject to the satisfaction, or the waiver by such party hereto, at or prior to the Closing of the condition precedent that there is not in effect any injunction, restraining order or other ruling or order issued by any court of competent jurisdiction or governmental, quasi-governmental or regulatory department or authority or other law, rule, regulation, legal restraint or prohibition preventing the purchase and sale of the Brookfield Business and the Purchased Assets.

          9.2. Conditions to the Obligations of the Buyer under this Agreement. The obligations of the Buyer under Articles I and II of this Agreement shall be further subject to the satisfaction, or to the waiver by the Buyer, at or prior to the Closing, of the condition precedent that the Seller shall have complied in all material respects with its obligations set forth in Section 6.1.

          9.3. Conditions to the Obligations of the Seller under this Agreement. The obligations of the Seller under Articles I and II of this Agreement shall be further subject to the satisfaction, or to the waiver by the Seller, at or prior to the Closing, of the condition precedent that the Buyer shall have in place letters of credit, reasonably satisfactory in form and substance to the Seller, issued by a major money center bank to fully secure all of Hyde's or Seller's letters of credit that remain open on the Closing Date in accordance with the Transitional Services Agreement.


                                   ARTICLE X.

                          TERMINATION AND ABANDONMENT

          10.1. Termination. This Agreement may be terminated and the purchase and sale of the Purchased Assets contemplated hereby may be abandoned at any time prior to the Closing:

          (a)  by the mutual written consent of the Buyer and the Seller;

          (b) by the Buyer if the Seller shall have failed to comply with its obligations under Section 6.1 hereof in all material respects, within five
     (5) business days following receipt by the Seller of notice of such breach, subject in each case to a reasonable opportunity to cure such breach (but in no event more than five (5) business days following such breach);

          (c)  by either the Buyer or the Seller:

               (i) If a court of competent jurisdiction or a governmental, quasi-governmental, regulatory or administrative department, agency, commission or authority shall have issued an order, decree or ruling or taken any other action (with respect to which order, decree, ruling or action the parties hereto shall use commercially reasonable efforts to lift or dissolve), in each case restraining, enjoining or otherwise prohibiting the purchase and sale of the Purchased Assets or the other transactions contemplated hereby; or

               (ii) if the Closing shall not have occurred on or before July 15, 1997; provided, however, that the right to terminate this Agreement shall not be available to any party whose material breach of this Agreement, has been the cause of, or resulted in, the failure of the Closing to occur on or before such date (including for these purposes any failure by Buyer to have complied in all material respects with its obligations under Section 6.1 hereof).

          10.2. Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the purchase and sale of the Purchased Assets pursuant to Section 10.1 hereof, written notice thereof shall forthwith be given to the other party to this Agreement and this Agreement shall terminate and the purchase and sale of the Purchased Assets shall be abandoned, without any further action by any of the parties hereto. If this Agreement is terminated as provided herein:

          (a) upon request therefor, each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

          (b) no party hereto shall have any liability or further obligation to any other party to this Agreement resulting from such termination, except
     (i) that the provisions of this Section 10.2 shall remain in full force and effect, and (ii) to the extent that any such termination results from a breach by a party of any of its obligations set forth in this Agreement, or any failure of a party to satisfy the condition to the other party's obligations under Article IX, the non- breaching party shall retain the right to sue for damages attributable to any breach of this Agreement by the other party occurring prior to such termination (including its out-of-pocket costs in connection with the preparation and negotiation of this Agreement, and all other related transactional expenses incurred by such other party); and

          (c) the Initial Payment shall be returned to the Buyer on the next business day following the date of termination.

                                  ARTICLE XI.

                          SURVIVAL AND INDEMNIFICATION

          11.1. Survival. All representations, warranties, covenants and agreements contained in this Agreement, and in any certificate, schedule, document or other writing delivered pursuant hereto shall be in all cases deemed to have been relied upon by the parties hereto, and shall survive the Closing; provided that any such representations, warranties, covenants and agreements shall be fully effective and enforceable only for a period of eighteen (18) months after the Closing Date, and shall thereafter be of no further force or effect, except that the indemnification obligations in respect of the Assumed Liabilities and in respect of the Excluded Liabilities and Obligations shall survive indefinitely. Additionally, the parties agree that the indemnification obligations set forth in this Article XI shall survive with respect to any claims made within the applicable survival period until finally resolved or judicially determined, including any appeal thereof. The representations, warranties, covenants and agreements contained in this Agreement or any certificate, schedule, document or other writing delivered pursuant hereto shall not be affected by any investigation, verification or examination by any party hereto or by any person acting on behalf of any such party.

          11.2. Indemnification of the Buyer. From and after the Closing, the Seller agrees to indemnify, defend and save the Buyer and its directors, officers, employees, owners, agents and affiliates and their successors and assigns or heirs and personal representatives, as the case may be (each a "Buyer Indemnified Party"), harmless from and against, and to promptly pay to a Buyer Indemnified Party or reimburse a Buyer Indemnified Party for. any and all losses, damages, expenses (including, without limitation, court costs, amounts paid in settlement, judgments, reasonable attorneys' fees or other expenses for investigating and defending, including, without limitation, those arising out of the enforcement of this Agreement), suits, actions, claims, deficiencies, liabilities or obligations (collectively, the "Losses") sustained or incurred by such Buyer Indemnified Party relating to, caused by or resulting from:

          (a) Any misrepresentation or breach of warranty, or failure to fulfill or satisfy any covenant or agreement, made by the Seller contained herein or in any certificate, schedule, document or other writing delivered by the Seller pursuant hereto;

          (b) Any liability of the Buyer for causes of action arising in connection with the Brookfield Business or the Purchased Assets to the extent based upon actions or omissions which occurred prior to the Closing, or relating to the period prior to the Closing (provided that nothing herein shall require Seller to indemnify any Buyer Indemnified Party in respect of the Assumed Liabilities);

          (c)  The Excluded Liabilities and Obligations; and

          (d) The non-compliance of Seller with the provisions of any applicable bulk sales act governing the purchase and sale of the Purchased Assets,

          11.3. Indemnification of the Seller. From and after the Closing, the Buyer agrees to indemnify, defend and save the Seller and its directors, officers, employees, owners, agents, and affiliates and their successors and assigns or heirs and personal representatives, as the case may be (each, a "Seller Indemnified Party") harmless from and against, and to promptly pay to a Seller Indemnified Party or reimburse a Seller Indemnified Party for, any and all Losses sustained or incurred by such Seller Indemnified Party relating to, caused by or resulting from any (a) misrepresentation or breach of warranty, or failure to fulfill or satisfy any covenant or agreement made by the Buyer contained herein or in any certificate, schedule, document or other writing delivered by the Buyer pursuant hereto, (b) any liability of the Seller for causes of action arising in connection with the Brookfield Business or the Purchased Assets to the extent based upon actions or omissions which occurred following the Closing, or relating to the period following the Closing, and (c) the Assumed Liabilities.

          11.4. Indemnification Procedure for Third Party Claims Against Indemnified Parties.

          (a) In the event that subsequent to the Closing any Buyer Indemnified Party or Seller Indemnified Party (each, an "Indemnified Party") receives notice of the assertion of any claim or of the commencement of any action, suit or proceeding by any entity which is not a party to this Agreement (including, without limitation, any governmental, quasi-governmental or regulatory agencies) (a "Third Party Claim") against such Indemnified Party, with respect to which the Buyer or the Seller (the "Indemnifying Party"), as the case may be, are required to provide indemnification under this Agreement, the Indemnified Party shall promptly give written notice, together with a statement of any available information regarding such claim (collectively, the "Third Party Indemnification Notice"), to the Indemnifying Party. The Indemnifying Party shall have the right, upon delivering written notice to the Indemnified Party (the "Defense Notice") within thirty (30) days after receipt from an Indemnified Party of a Third Party Indemnification Notice, to conduct, at the Indemnifying Party's sole cost and expense, the defense of such Third Party Claim in the Indemnifying Party's own name, or, if necessary, in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the defense counsel representing the Indemnifying Party, which approval shall not be unreasonably withheld or delayed, and in the event that the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten (10) days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate defense counsel, which shall be subject again to the Indemnified Party's approval in accordance with the terms hereof.

          (b) In the event that the Indemnifying Party shall fail to give the Defense Notice within the time and as prescribed by Section 11.4(a) hereof, then in any such event the Indemnified Party shall have the right to conduct such defense in good faith with counsel reasonably acceptable to the Indemnifying Party, but the Indemnified Party shall be prohibited from compromising or settling any such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed and shall be deemed given in the absence of providing the Indemnified Party with a written response within ten (10) days of any request therefor. If the Indemnified Party fails to diligently defend such claim with counsel reasonably satisfactory to the Indemnifying Party, or settles any such claim without the Indemnifying Party's prior written consent or otherwise breaches this Article XI, the Indemnified Party will be liable for all costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith and the Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect to such claim.

          (c) In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject Third Party Claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as the Indemnifying Party may reasonably request, all at the sole cost and expense of the Indemnifying Party. Regardless of which party defends such claim, the other party hereto shall have the right at its own cost and expense to participate in the defense assisted by counsel of its own choosing.
     Without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, the Indemnifying Party will not enter into any settlement of any Third Party Claim if pursuant to or as a result of such settlement, such settlement would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. If a firm decision is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 11.4(c), and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give at least five (5) days' prior written notice to the Indemnified Party to that effect, setting forth in reasonable detail the terms and conditions of any such settlement (the "Settlement Notice"). If the Indemnified Party objects to such firm offer within ten (10) calendar days after its receipt of such Settlement Notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer described in the Settlement Notice, plus indemnifiable costs and expenses paid or incurred by the Indemnified Party up to the point such Settlement Notice had been delivered. If an Indemnified Party settles any Third Party Claim without the prior written consent of the Indemnifying Party, the Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect to such Third Party Claim.

          (d) Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall be conclusively deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder, subject to the Indemnifying Party's right to appeal an appealable judgment or order. Such indemnification shall be required to be made no later than the tenth (10th) day following the expiration of any period in which an appeal may be taken, and shall be satisfied by payment of the amount thereof in cash.

          11.5. Failure to Give Timely Third Party Indemnification Notice. Any failure by an Indemnified Party to give a timely, complete or accurate Third Party Indemnification Notice as provided in this Article XI will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such Third Party Indemnification Notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise adversely affected or damaged as a result of such failure to give a timely, complete and accurate Third Party Indemnification Notice.

          11.6. Notice of Claims. In the case of a claim for indemnification under Section 11.2 or Section 11.3 hereof, upon determination by a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be, that it has a claim for indemnification, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party, setting forth in reasonable detail the basis of such claim for indemnification (each, an "Indemnification Notice"). Upon the Indemnification Notice having been given to the Indemnifying Party, the Indemnifying Party shall have thirty (30) days in which to notify the Indemnified Party in writing (the "Dispute Notice") that the amount of the claim for indemnification is in dispute, setting forth in reasonable detail the basis of such dispute. In the event that a Dispute Notice is not given to the Indemnified Party within the required thirty (30) day period the Indemnifying Party shall be obligated to pay to the Indemnified Party the amount set forth in the Indemnification Notice within sixty (60) days after the date that the Indemnification Notice had been given to the Indemnifying Party.

     In the event that a Dispute Notice is timely given to an Indemnified Party, the parties hereto shall have thirty (30) days to resolve any such dispute. In the event that such dispute is not resolved by such parties within such period, the parties shall have the right to pursue all available legal remedies to resolve such dispute.

          11.7. Limitations. Notwithstanding anything to the contrary herein, neither the Seller nor the Buyer shall have any indemnification obligations hereunder except to the extent that the aggregate amount of all Losses incurred by the indemnified party exceeds $50,000, and upon the amount of such Losses exceeding $50,000, then the indemnifying party shall be liable for all losses from the first dollar (i.e., this limitation shall no longer apply and the indemnified party shall also be entitled to indemnification for the first $50,000 previously incurred). In no event shall either party's indemnification obligations exceed an aggregate amount equal to fifty percent (50%) of the Purchase Price. None of the foregoing limitations shall apply to the obligation of the Buyer to pay the Purchase Price or in respect of the parties' obligations to provide indemnification with respect to the Assigned Agreements as provided in Section 1.5 hereof.

          11.8. Exclusive Remedy. The rights of the Buyer and the Seller under this Article XI shall be the exclusive remedy of the Buyer and the Seller, respectively, with respect to claims resulting from or relating to any misrepresentation, breach of representation or warranty or failure to perform any covenant or agreement of the Buyer or the Seller, respectively, contained in this Agreement or in any certificate, schedule, document or other writing delivered by Buyer or Seller, respectively, pursuant hereto.

                                  ARTICLE XII.

                         ACCOUNTS RECEIVABLE AGREEMENT

     Buyer agrees that it will use customary business efforts to collect all Accounts Receivable reflected on the Closing Balance Sheet. The parties agree that any Accounts Receivable (other than the barter credits described in Schedule 4.7) reflected on the Closing Balance Sheet that have not been collected by the Buyer within One Hundred Twenty (120) days following the Closing may, at the Buyer's option, be put back to the Seller. The Seller shall pay the Buyer an amount equal to the amount of such uncollected Accounts Receivable put back to the Seller, less any reserve attributable to such uncollected Accounts Receivable as was reflected on the Closing Balance Sheet, within ten (10) business days. The Seller thereafter shall have the sole right to collect such Accounts Receivable in a commercially reasonable manner, and any such collections shall be for the account of the Seller. Any sums received by the Buyer in respect of the Accounts Receivable for which Buyer has received payment from the Seller pursuant to this Article XII shall promptly be paid over to the Seller.

                                 ARTICLE XIII.

                            MISCELLANEOUS PROVISIONS

          13.1. Waiver; Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by a duly authorized representative of each of the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

          13.2. Invalidity. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable or invalid to any extent, the remainder of this Agreement shall not be affected thereby, and this Agreement shall be construed to the fullest extent possible to as to give effect to the intentions of the provision found unenforceable or invalid.

          13.3. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          13.4. Expenses. Except as otherwise specifically provided for herein, each party hereto shall bear all expenses incurred by it in connection with this Agreement including, without limitation, the charges of its counsel, accountants and other experts. The parties shall share equally all sales, transfer and other similar taxes associated with the purchase and sale of the Purchased Assets, and the Buyer agrees to provide the Seller with a Massachusetts Sales Tax Resale Certificate on Form ST-4.

          13.5. Notices. All notices and other communications provided for hereunder shall be in writing and shall be delivered to each party hereto by hand or sent by reputable overnight courier, with receipt verified, or by facsimile, with receipt verified, or by registered or certified mail, return receipt requested, addressed as follows:

          (a)  If to the Buyer:

               Brookfield International, Inc.
               c/o Brynwood Partners III L.P.
               Two Soundview Drive
               Greenwich, Connecticut 06830
               Attention:     Mr. Hendrik J. Hartong, Jr.
               Mr. John T. Gray
               Telephone (203) 622-8223
               Facsimile   (203) 622-9334

               With a copy to:

               Katherine P. Burgeson, Esq.
               Cummings & Lockwood
               Four Stamford Plaza
               107 Elm Street
               Stamford, Connecticut 06904-0120
               Telephone: (203) 351-4260
               Facsimile:    (203) 351-4499

          (b)  If to the Seller:

                              Hyde Athletic Industries, Inc.
                              13 Centennial Drive
                              Peabody, MA  01961  10017
                              Attn:  Mr. John H. Fisher
                              Telephone (508) 532-9000
                              Facsimile   (508) 531-2986

               With a copy to:

                              David E. Redlick, Esq.
                              Hale and Dorr LLP
                              60 State Street
                              Boston, Massachusetts 02109
                              Telephone (617) 526-6434
                              Facsimile (617) 526-5000

or at such other address as either party may specify by notice to the other party given as aforesaid. Such notices shall be deemed to be effective when the same shall be deposited, postage prepaid, in the mail and/or when the same shall have been delivered by hand or overnight courier, and/or upon facsimile transmission, as the case may be.

          13.6. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to its conflicts of law principles. The parties hereto further agree that, in the event of any action or suit as to any matters of dispute between the parties, service of any process may be made upon the other party by mailing a copy of the summons and/or complaint to the other party at the address set forth herein and a party's refusal to accept any such notice shall be equivalent to service.

          13.7. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          13.8. Headings. All headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision or provisions of this Agreement.

          13.9. Integration. This Agreement, and the documents to be delivered in connection therewith, and the exhibits and schedules thereto, set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior and contemporaneous agreements, promises, covenants, arrangements, understandings, arrangements, communications, representations or warranties, whether oral or written, by any director, officer, partner, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled. No agreements or representations, whether written, oral, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement and the other documents to be delivered in connection herewith and therewith.

          13.10. Assignment. Neither party may assign its rights hereunder without the prior written consent of the other party; provided, however, that the Buyer may assign its rights to any wholly-owned subsidiary of the Buyer, provided such affiliate agrees in writing to be bound to all of the terms and liabilities of this Agreement to the same extent that the Buyer is bound.

          13.11. Publicity. No party shall issue any press release or public announcement of any kind concerning the transactions contemplated by this Agreement without the prior written consent of the other parties hereto, except as may be required by law or by the rules of any stock exchange, and if so required the parties shall to the extent that it is reasonably practicable consult with each other prior to such publicity. The parties agree to issue an announcement following the Closing in form and content satisfactory to each of the parties hereto.

                           [Signature Page Follows.]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                         BROOKFIELD ATHLETIC CO., INC.


                         By:  /s/ Charles A. Gottesman
                         Name:     Charles A. Gottesman
                         Title:  Executive Vice President



                         BROOKFIELD INTERNATIONAL, INC.


                         By:  /s/ Ian B. MacTaggart
                         Name:     Ian B. MacTaggart
                         Title:    Vice President

                                SCHEDULE 1.4(f)

"Hazardous Substances" shall mean:

     (i) Any petroleum or petroleum products, flammable explosives, radioactive material, asbestos in any form that is or could reasonably be expected to become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls;

     (ii) Any chemicals or other materials or substances which are defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," ''extremely hazardous wastes,'' "restricted hazardous wastes,'' toxic substances," "toxic pollutants'' or words of similar import, under any Environmental Laws; and

     (iii) Any other chemical or other material or substance, exposure to which is prohibited, limited or regulated under any Environmental Laws by any governmental entity.

"Environmental Laws" shall mean:

     (i) The Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act (42 U.S.C.
Section 9601 et seq.) ("CERCLA") and/or the Solid Waste Disposal Act, as amended by RCRA and/or the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.) ("TSCA") and/or the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C.
Section 136 et seq.) ("FIFRA") and/or the Clean Air Act (42 U.S.C. Section 7401 et seq.) ("CAA") and/or the Federal Water Pollution Control Act (33 U.S.C.
Section 1251 et seq.) ("FWPCA") and/or the Safe Drinking Water Act (42 U.S.C.
Section 300f et seq.) ("SDWA") including any amendments or extensions thereof;
and

     (ii) All applicable present statutes, laws, regulations, rules, ordinances, codes, licenses, permits, guidelines, standards, orders, requirements, and similar items of all governmental agencies, departments, commissions, boards, bureaus and instrumentalities of the United States, any foreign country, or any state and political subdivision thereof, and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to pollution and/or the environment, including, without limitation those pertaining to reporting, licensing, permitting, investigating, and remediating emissions, discharges, releases, or threatened releases of Hazardous Substances, whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, generation, treatment, removal, storage, disposal, transport, or handling of Hazardous Substances, whether solid, liquid or gaseous in nature.